Exhibit 3.2

EXECUTION VERSION

FIFTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

COPANO ENERGY, L.L.C.

This Fifth Amended and Restated Limited Liability Company Agreement (this “Agreement”) of Copano Energy, L.L.C., a Delaware limited liability company (the “Company”), is entered into as of May 1, 2013, by Kinder Morgan Energy Partners, L.P., a Delaware limited partnership and the Company sole member (the “Member”), pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.), as amended from time to time (the “Act”).

1.                                      Name.  The name of the limited liability company is Copano Energy, L.L.C.

2.                                      Certificates.  The Member shall be designated as an authorized person within the meaning of the Act.  The Member shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

3.                                      Purpose.  The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in all lawful activities for which limited liability companies may be formed under the Act.

4.                                      Powers.  The Company shall have the power to do any and all acts reasonably necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purpose and business described herein and for the protection and benefit of the Company, and shall have, without limitation, any and all of the powers that may be exercised on behalf of the Company by the Member pursuant to this Agreement, including Section 17 hereof.

5.                                      Principal Business Office.  The principal place of business and office of the Company shall be located at, and the Company’s business shall be conducted from, such place or places as may hereafter be determined by the Member.

6.                                      Registered Office.  The address of the registered office of the Company in the State of Delaware is Corporate Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801.

7.                                      Registered Agent.  The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware are The Corporation Trust Company, Corporate Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801.

8.                                      Name and Mailing Address of the Member.  The name and business or residence address of the Member are as follows:

Name	Address
Kinder Morgan Energy Partners, L.P.	1001 Louisiana Street, Suite 1000 Houston, Texas 77002

9.                                      Term.  The term of the Company commenced on the date of filing of the Certificate of Formation of the Company in accordance with the Act and shall continue until dissolution of the Company in accordance with Section 25 of this Agreement.

10.                               Fiscal Year.  The fiscal year of the Company shall be fixed by the Member.

11.                               Limited Liability.  Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and none of the Member, any Officer (as hereinafter defined), employee or agent of the Company (including a person having more than one such capacity) shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of acting in such capacity.

12.                               Capital Contributions.  The Member is deemed admitted as a Member of the Company upon its execution and delivery of this Agreement.  The Member shall not make an initial capital contribution to the Company but may make such later capital contributions as it shall, in its sole discretion, determine.  The total capital of the Member in the Company from time to time shall be referred to as the Member’s “Capital.”

13.                               Additional Contributions.  The Member is not required to make additional capital contributions to the Company.

14.                               Profits and Losses.  The profits or losses incurred by the Company for each taxable year shall be determined on an annual basis.  For each taxable year in which the Company realizes profits or losses, such profits or losses, respectively, shall be allocated to the Member.

15.                               Distributions.  Distributions shall be made to the Member at such times and in such amounts as may be determined in the sole discretion of the Member.  Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to the Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Act or other applicable law.

16.                               Officers.  Officers of the Company (“Officers”) may be appointed by the Member from time to time as it deems advisable and the Member may assign in writing titles (including, without limitation, President, Vice President, Secretary, Assistant Secretary and Treasurer) to any such person.  Unless the Member decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office.  Any delegation pursuant to this Section 16 may be revoked at any time by the Member.  Any Officer may resign at any time by giving written notice to the Member.  Any such resignation shall take effect at the date of the receipt of such notice or at any later time specified therein and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.  A vacancy in any office because of death, resignation, removal, disqualification or any other cause, shall be filled by the Member or any such person as may be appointed by the Member.

17.                               Management.

a.                                      The business and affairs of the Company shall be managed by the Member, or to the extent authorized by the Member, a board of directors of the Company (“Board”).  The Board shall initially consist of two (2) directors appointed by the Member and shall have the authority and responsibility accorded to it by the Member from time to time.  Directors on the Board shall be “managers” (as that term is used in Act) of the Company.  The Member may remove, replace and appoint directors to the Board or otherwise alter the Board, in each case, as the Member deems necessary.  Subject to the express limitations contained in any provision of this Agreement, the Member shall have complete and exclusive control of the affairs and business of the Company, and shall possess all powers necessary, convenient or appropriate to carry out the purposes and business of the Company, including, without limitation, doing all things and taking all actions necessary to carrying out the terms and provisions of this Agreement.

b.                                      Subject to the rights and powers of the Member and the limitations thereon contained herein, the Member may delegate to any person, any or all of its powers, rights and obligations under this Agreement.

c.                                       Subject to the rights and powers of the Member and the limitations thereon contained herein, the Member may appoint, contract or otherwise deal with any person to perform any acts or services for the Company as the Member may reasonably determine.

d.                                      The Member shall have the powers set forth above until the earliest to occur of its dissolution, termination, winding-up, bankruptcy or other inability to act in such capacity, at which time the legal representative of the Member shall appoint a successor to the interest of the Member for the purpose of settling the estate or administering the property of the Member.

e.                                       The Member may be compensated for its services to the Company, as determined in its sole discretion.

18.                               Action Without a Meeting.  Any action that may be taken at a Member meeting may be taken without a meeting if a consent in writing setting forth the action to be taken is signed by the Member.

19.                               Membership Interests; Certificates.  The Company may at its election issue certificates to evidence ownership of the membership interests.

20.                               Meeting Procedures.  The procedures of any meeting shall be as determined by the Member.

21.                               Other Business.  The Member may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others.  The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

22.                               Exculpation and Indemnification.  Section 22(b) through Section 22(o) shall remain in effect until and shall terminate on the sixth (6th) anniversary of this Agreement and are solely for the benefit of the directors, officers, employees and agents of the Company on or prior to the date hereof.

a.              Neither the Member nor any of its respective members, employees, agents, officers, directors, any of their respective affiliates, consultants, employees or agents or any Officer (each an “Indemnified Party”) shall be liable to the Company or any other person or entity who has an interest in the Company for any loss, damage, claim or expense (including attorneys’ fees) incurred by reason of any act or omission performed or omitted by such Indemnified Party in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Indemnified Party by this Agreement.  To the fullest extent permitted by applicable law, an Indemnified Party shall be entitled to indemnification and advancement of expenses from the Company for any loss, damage, claim or expense (including attorneys’ fees) incurred by such Indemnified Party by reason of any act or omission performed or omitted by such Indemnified Party in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Indemnified Party by this Agreement; provided, however, that any indemnity under this Section 22(a) shall be provided out of and to the extent of Company assets only, and the Member shall have no personal liability on account thereof.

b.              To the fullest extent permitted by law as it currently exists and to such greater extent as applicable law hereafter may permit, but subject to the limitations expressly provided in this Agreement, the Company shall indemnify any individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization or other enterprise (including an employee benefit plan), association, government agency or political subdivision thereof or other entity (each, a  “Person”) who was or is a party or is threatened to be made a party to, or otherwise requires representation of counsel in connection with, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that such Person is or was a director of the Company (“Director”) or Officer, is or was serving as a tax matters partner of the Company or, at the request of the Company, as a director, officer, tax matters partner, employee, partner, manager, fiduciary or trustee of any of the Company or any Subsidiary thereof (“Company Group”) or any other Person (each an “Indemnitee”) or by reason of any action alleged to have been taken or omitted in such capacity, against losses, expenses (including attorneys’ fees), judgments, fines, damages, penalties, interest, liabilities and amounts paid in settlement actually and reasonably incurred by the Person in connection with such action, suit or proceeding if the Person acted in good faith and in a manner the Person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such Person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Person did not act in good faith and in a manner which the Person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the Person’s conduct was unlawful.

c.               To the fullest extent permitted by law, but subject to the limitations expressly provided in this Agreement, the Company shall indemnify any Person who was or is a party or is threatened to be made a party to, or otherwise requires representation of counsel in connection with, any threatened, pending or completed action, suit or proceeding, by or in the right of the Company to procure a judgment in its favor by reason of the fact that such Person was serving as an Indemnitee, or by reason of any action alleged to have been taken or omitted in such capacity, against losses, expenses (including attorneys’ fees), judgments, fines, damages, penalties, interest, liabilities and amounts paid in settlement actually and reasonably incurred by the Person in connection with such action, suit or proceeding if the Person acted in good faith and in a manner the Person reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such Person shall have been adjudged to be liable to the Company unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such Person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

d.              To the extent an Indemnitee has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 22(b) or Section 22(c), or in the defense of any claim, issue or matter therein, such Person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such Person in connection therewith.

e.               Any indemnification under Section 22(b) or Section 22(c) (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the Indemnitee is proper in the circumstances because the Person has met the applicable standard of conduct set forth in such section. Such determination shall be made, with respect to a Person who is a Director or Officer at the time of such determination, (i) by the Member, (ii) by a committee designated by the Member, or (iii) if the Member so directs, by independent legal counsel in an opinion of Counsel.

f.                Expenses (including attorneys’ fees) incurred by an Indemnitee in defending any action, suit or proceeding referred to in Section 22(b) or Section 22(c) shall be paid by the Company in advance of the final disposition of such action, suit or proceeding and in advance of any determination that such Indemnitee is not entitled to be indemnified, upon receipt of an undertaking by or on behalf of such Indemnitee to repay such amount if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “Final Adjudication”) that such Person is not entitled to be indemnified by the Company as authorized in Section 22(b) through Section 22(o).

g.               The indemnification, advancement of expenses and other provisions of Section 22(b) through Section 22(o) shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the Member, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

h.              The Company may purchase and maintain insurance, on behalf of its Directors and Officers, and such other Persons as the Member shall determine, against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Company’s activities or such Person’s activities on behalf of the Company, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

i.                  For purposes of the definition of Indemnitee in Section 22(b), the Company shall be deemed to have requested a Person to serve as fiduciary of an employee benefit plan whenever the performance by such Person of his duties to the Company also imposes duties on, or otherwise involves services by, such Person to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 22(b); and action taken or omitted by such Person with respect to any employee benefit plan in the performance of such Person’s duties for a purpose reasonably believed by him to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in, or not opposed to, the best interests of the Company.

j.                 Any indemnification pursuant to Section 22(b) through Section 22(o) shall be made only out of the assets of the Company, it being agreed that the Member shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate such indemnification.

k.              An Indemnitee shall not be denied indemnification in whole or in part under Section 22(b) through Section 22(o) because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

l.                  If a claim under Section 22(b) through Section 22(o) is not paid in full by the Company within 60 days after a written claim has been received by the Company, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall be entitled to be paid also the reasonable expenses of prosecuting or defending such suit. In (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the Company shall be entitled to recover such expenses upon a Final Adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in this Agreement. Neither the failure of the Company (including independent legal counsel or the Member) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in this Agreement, nor an actual determination by the Company (including independent legal counsel or the Member) that the Indemnitee has not met the applicable standard of conduct shall create a presumption that the Indemnitee has not met the applicable standard of conduct, or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified or to such advancement of expenses, under Section 22(b) through Section 22(o) or otherwise shall be on the Company.

m.          The Company may indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not an action by or in the right of the Company) by reason of the fact that the Person is or was an employee (other than an Officer) or agent of the Company, or, while serving as an employee (other than an Officer) or agent of the Company or is or was serving at the request of the Company as a director, officer, employee, partner, fiduciary, trustee or agent of another member of the Company Group or another Person to the extent (i) permitted by the laws of the State of Delaware as from time to time in effect, and (ii) authorized by the Member. The Company may, to the extent permitted by Delaware law and authorized by the Member, pay expenses (including attorneys’ fees) reasonably incurred by an such employee or agent in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding, upon such terms and conditions as the Member determines. The provisions of this Section 22(m) shall not constitute a contract right for any such employee or agent.

n.              The indemnification, advancement of expenses and other provisions of Section 22(b) through Section 22(o) are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

o.              Except to the extent otherwise provided in Section 22(m), the right to be indemnified and to receive advancement of expenses in Section 22(b) through Section 22(o) shall be a contract right. No amendment, modification or repeal of Section 22(b) through Section 22(o) or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company, nor the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of Section 22(b) through Section 22(o) as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

23.                               Assignments.  The Member may transfer, assign, pledge or hypothecate, in whole or in part, its limited liability company interest, as determined in its sole discretion.

24.                               Termination of Membership.  The rights of the Member to share in the profits and losses of the Company, to receive distributions and to assign its interest in the Company pursuant to Section 23 shall, on its dissolution, termination, winding-up, bankruptcy or other inability to act in such capacity, devolve on its legal representative for the purpose of settling its estate or administering its property.

25.                               Dissolution.

a.                                      The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following:

(i)                                     the written consent of the Member;

(ii)                                  the dissolution, termination, winding-up, bankruptcy, or other inability to act in such capacity, of the Member; and

(iii)                               the entry of a decree of judicial dissolution under Section 18-802 of the Act.

b.                                      In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner).

26.                               Tax Matters.  For purposes of U.S. federal income taxation (and, to the extent applicable, state taxation), the Company shall be disregarded as an entity separate from its owner within the meaning of Section 301.7701-3 of the U.S. Department of Treasury regulations promulgated under the Internal Revenue Code of 1986, as amended.  No election shall be made that would prevent the Company from being disregarded as an entity separate from its owner.

27.                               Separability of Provisions.  Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

28.                               Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Member and, to the extent permitted by this Agreement, its successors, legal representatives and assigns.

29.                               Captions.  Captions contained in this Agreement are inserted as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

30.                               Entire Agreement.  This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof.

31.                               Governing Law.  This Agreement shall be governed by, and construed exclusively under, the laws of the State of Delaware (without regard to conflict of laws principles thereof), and all rights and remedies shall be governed by such laws.

32.                               Amendments and Waiver.  This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member; provided that no amendment of any of Section 22(b) through Section 22(o), or of this proviso to Section 32, shall be made until the sixth (6th) anniversary of this Agreement.  In addition, the terms or conditions hereof may be waived only by a written instrument executed by the Member.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date first above written.

MEMBER:

KINDER MORGAN ENERGY PARTNERS, L.P.

By: Kinder Morgan G.P., Inc., its general partner

By: Kinder Morgan Management, LLC, its delegate

By:	/s/ David R. DeVeau
Name: David R. DeVeau
Title: Vice President

[SIGNATURE PAGE TO FIFTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF COPANO ENERGY, L.L.C.]